UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2021

Gritstone Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38663	47-4859534
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5959 Horton Street, Suite 300

Emeryville, California 94608

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (510) 871-6100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	GRTS	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement.

On January 15, 2020, Gritstone Oncology, Inc. (“Gritstone” or the “Company”) entered into a Non-Exclusive License and Development Agreement (the “License Agreement”) with Genevant Sciences GmbH (“Genevant”). Pursuant to the License Agreement, the Company obtained a nonexclusive license to Genevant’s lipid nanoparticle technology (“LNP Technology”) to develop and commercialize self-amplifying RNA (SAM) vaccines against SARS-CoV-2, the virus that causes COVID-19. Under the License Agreement, the Company agreed to pay Genevant an upfront payment of $1.5 million and up to an aggregate of $192.0 million per product, upon achievement of specified development and commercial milestones, as well as tiered royalties ranging from the mid-single digits to mid-teens on net sales of licensed products for a royalty term lasting until the later of expiration of the last covered patent under the license. In certain scenarios, in lieu of milestones and royalties, Genevant will be entitled to a percentage of any amounts that Gritstone receives from sublicenses to the COVID-19 program subject to certain conditions. The License Agreement expands the Company’s intellectual property rights to the LNP Technology originally obtained pursuant to its License Agreement with Arbutus Biopharma Corporation and Protiva Biotherapeutics, dated as of October 16, 2017, as amended.

The License Agreement continues in effect until the last to expire royalty term or early termination. The License Agreement is terminable by the Company for convenience with 90 days prior written notice or immediately if based on certain product safety or efficacy or regulatory criteria. Either party may terminate the agreement for material breach, subject to a cure period, and Genevant may terminate the agreement if the Company challenges a licensed patent.

The License Agreement contains, among other provisions, representation and warranties, indemnification obligations, confidentiality, audit and inspection, and intellectual property sharing provisions in favor of each party that are customary for an agreement of this nature.

The foregoing summary of the material terms of the License Agreement is qualified in its entirety by the terms of the License Agreement, which will be filed as an exhibit to the Company’s Annual Report of the year ended December 31, 2020.

Item 8.01	Other Events.

On January 19, 2021, Gritstone announced that it is advancing development of a second generation vaccine against SARS-CoV-2, the virus that causes COVID-19, with potential for both prolonged protection and potency against Spike mutants. Gritstone and the National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health, have entered into a clinical trial agreement to initiate clinical testing. A Phase 1 clinical trial, expected to be conducted through the NIAID-supported Infectious Diseases Clinical Research Consortium (IDCRC), is in development. The Bill & Melinda Gates Foundation (Gates Foundation) is supporting the preclinical evaluation of the vaccine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRITSTONE ONCOLOGY, INC.

Date: January 22, 2021	By:	/s/ Andrew Allen
Andrew Allen
President and Chief Executive Officer